Exhibit 99.1
FOR IMMEDIATE RELEASE
February 15, 2008
FOR FURTHER INFORMATION
CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575
NORTHWEST INDIANA BANCORP
REPORTS EARNINGS
     Munster, Indiana — NorthWest Indiana Bancorp, the holding company for Peoples Bank, reported net income of $5.6 million, or $2.00 earnings per basic and $1.99 earnings per diluted share for the year ended December 31, 2007, compared to net income of $6.5 million, or $2.32 earnings per basic and $2.30 earnings per diluted share for 2006. The current year net income represents a 13.1% decrease from the 2006 net income. For 2007, the return on average assets (ROA) was 0.91% and return on average equity (ROE) was 10.84%.
     For the quarter ended December 31, 2007, the Bancorp reported net income of $1.3 million, or $0.46 for both earnings per basic and earnings per diluted share, compared to $1.6 million, or $0.56 for earnings per basic and $0.55 for earnings per diluted share, for the same period a year earlier. The current quarter net income represents an 18.5% decrease from the quarter net income reported during the prior year. In addition, for the quarter ended December 31, 2007, the return on average assets (ROA) was 0.81% and return on average equity (ROE) was 9.58%.
     “2007 proved to be a challenging year for the financial services sector. A slowing economy coupled with high interest rates for most of the year negatively impacted core earnings throughout the banking industry,” said David A. Bochnowski, Chairman and Chief Executive Officer. “The Federal Reserve had been slow to react to deteriorating economic conditions, which stressed the credit markets and limited the ability to grow the economy,” Bochnowski noted.
     “The decline in the Bancorp’s 2007 earnings resulted from persistent high interest rates as well as a decline in credit quality. Peoples Bank does not make or own any subprime loans, but has been exposed to the slowdown in the economy which resulted in prudent action to increase reserves for potential problem credits,” Bochnowski said.
     Net income for the year and quarter ended December 31, 2007 was negatively impacted from taking additional loan loss provisions for an impaired commercial real estate participation loan, and establishing a contingent liability for an impaired letter of credit.
     At December 31, 2007, the Bancorp’s assets totaled $628.9 million, an increase of $9.9 million or 1.6% for the year. The Bancorp’s lending portfolio totaled $468.5 million, a decrease of $3.3 million. During 2007, loan growth was lower than expected as a result of several large commercial loan pay-offs. Investment securities totaled $114.6 million at December 31, 2007, an increase of $15.6 million. At December 31, 2007, deposits totaled $493.4 million, a decrease of $19.5 million, compared to December 31, 2006. The decrease in deposits resulted, in part, from expected withdrawals by local government units as a result of the timing of real estate tax collections. At December 31, 2007, core deposits totaled $279.2 million, while certificates of deposit totaled $214.2 million. Core deposits include checking, savings, and money market accounts. Core deposits represent 56.6% of the Bancorp’s total deposits at year-end. At the end of 2007, borrowings totaled $76.9 million, an increase of $25.4 thousand for the year. Additional short-term borrowings were acquired to fund deposit withdrawals by the local government units.
     Net interest income, the difference between interest income from loans and investments and interest expense paid to fund providers, totaled $17.9 million for 2007, compared to $19.2 million for 2006, a decrease of 7.0%. For the quarter ended December 31, 2007, net interest income totaled $4.60 million, compared to $4.59 million for the same period a year earlier, an increase of 0.2%.
     The Bancorp’s non-performing loans to total assets increased to 1.37% at December 31, 2007, compared to 0.50% at December 31, 2006. The increase in non-performing loans during 2007 is primarily related to two past due commercial real estate participation loans that carry a balance of $4.1 million and $956 thousand. These loans were classified as substandard and impaired during the third quarter of 2007. For both loans, management is in frequent contact with the lead lenders and continues to gather information regarding steps required to protect the Bank’s interest in the collateral.
     Based on the current information provided by the lead lenders, management has had to make certain estimates regarding both projects’ cash flows, collateral values and strength of personal guarantees. At December 31, 2007, for the first commercial real estate participation, a $4.1 million loan for a condominium conversion project in Ann Arbor, Michigan, management’s current estimates indicate a collateral deficiency. During the quarter, additional provisions to the allowance for loan losses were recorded as a result of the collateral deficiency. In addition, management has retained legal counsel to actively pursue potential material violations of the participation agreement and the underlying loan documentation by the lead lender. For the second commercial real estate participation loan totaling $956 thousand, a condominium project in Portland, Oregon, based on current estimates, management believes that there are sufficient collateral and personal guarantees to repay the debt. To the extent that actual cash flows, collateral values and strength of personal guarantees differ from current estimates, for both commercial real estate participation loans additional provisions to the allowance for loan losses may be required, which may change the reported net income for 2007.
     During 2007, $340 thousand in loan loss provisions were required, while $15 thousand in provisions were recorded during 2006. For the current year, net loan charge-off totaled $238 thousand, compared to net recoveries of $71 thousand for 2006. The balance of $4.4 million in the allowance for loan losses at December 31, 2007, is considered adequate by management based on its current analysis of loan portfolio credit quality, changes in the portfolio mix, local economic conditions and valuation estimates provided by third parties.
     “During the year the Bancorp successfully focused on managing our expense structure, expanding our presence in the community, and expanding our products and services through our Wealth Management and Private Banking groups. Operating expenses increased less than 3% and our “You First Banking” brand, new Crown Point banking center, and Private Banking initiative were rolled out. Our earnings were further enhanced by our Wealth Management Group as assets under management increased $47.1 million from the prior year to $191.0 million,” Bochnowski noted.

     Noninterest income from banking activities for 2007 totaled $4.4 million, an increase of $212 thousand, or 5.0%. For the quarter ended December 31, 2007, noninterest income increased by $89 thousand, or 8.3%. In the current year and quarter, noninterest income increased as a result of income recognized from wealth management operations, gains recognized from the sale of fixed rate mortgages and available-for-sale securities and increases in the cash value of bank owned life insurance.
     Noninterest expense totaled $14.7 million for 2007, compared to $14.3 million for 2006, an increase of $384 thousand, or 2.7%. Noninterest expense for the quarter ended December 31, 2007, increased by $386 thousand, or 10.8%. The increase in noninterest expense for both periods primarily was as a result of establishing a $227 thousand contingent liability for an impaired letter of credit, which acts as payment support to bondholders for a commercial real estate project in Gary, Indiana. Noninterest expense also increased as a result of additional expense relating to the hiring of banking personnel. To the extent that actual cash flows and third party valuation estimates differ from current estimates, the contingent liability for the letter of credit could change, which may change the reported net income for 2007.
     Bochnowski stated that for 2008 the Bancorp would continue to focus on the fundamentals of banking, smart growth, and delivery of “You First Banking” products and services to the Bank’s customers and community. “We know from our customers and market research that a modern community bank focused on responding to the needs of its customers and community can thrive in Northwest Indiana. We are excited about our growth into Crown Point and the planned opening of our tenth banking center in Gary during the year,” Bochnowski said.
     At the end of 2007, shareholders’ equity stood at $52.8 million or 8.4% of total assets. The book value of the Bancorp’s stock stood at $18.79 at year-end.
     The NorthWest Indiana Bancorp stock is traded on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank, has offices in Crown Point, East Chicago, Dyer, Hammond, Hobart, Merrillville, Munster, and Schererville, Indiana. The Bank’s website, www.ibankpeoples.com, provides information on the Bank’s products, services and investor relations.
     “Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.